Exhibit 5.1
Direct line: + 44 1534 504220
Direct Email: marc.yates@ogier.com
Reference: MSY/MRW/128224.00042
27 July 2009
Randgold Resources Limited
La Motte Chambers
La Motte Street
St Helier
Jersey
JE1 1BJ
Dear Sirs
Randgold Resources Limited
We are acting as Jersey, Channel Islands counsel for Randgold Resources Limited, a company incorporated under the laws of Jersey, Channel Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form F-3 (the “Registration Statement”) and the prospectus contained therein relating to the sale of up to an aggregate of 5,750,000 ordinary shares, $0.05 par value per share, in the form of ordinary shares or American Depositary Shares (the “Shares”) pursuant to an underwriting agreement to be entered into by and between the Company and HSBC Bank plc and Merrill Lynch International, as representatives of the several underwriters identified therein, the form of which is filed as Exhibit 1.1 to the Registration statement (the “Underwriting Agreement”)
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due

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Whiteley Chambers	Partners	Timothy Le Cocq	Richard Thomas
Don Street	Raulin Amy	Philip Le Cornu	Matthew Thompson
St Helier	Peter Bertram	Michael Lombardi	Nicholas Ward
Jersey JE4 9WG	Christopher Byrne	Steven Meiklejohn	Jonathan White
	Clive Chaplin	Christopher Renouf	Simon Willing
Tel +44 1534 504000	Sarah Fitz	Daniel Richards	Marc Yates
Fax +44 1534 504444	Nicholas Kershaw	Matthew Swan
Kerry Lawrence
British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Ireland • Jersey • London • Montevideo • New Zealand

inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.
Based upon the foregoing, we are of the opinion that:
1.	The Company has been duly incorporated and is validly existing as a corporation under the laws of Jersey, Channel Islands.
2.	The Shares to be issued by the Company, as contemplated by the Registration Statement, are duly and validly authorized, and when issued by the Company in accordance with the terms of the Underwriting Agreement, and upon receipt by the Company of payment therefor, will be legally and validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the heading “Validity of Securities” of the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.
Yours faithfully

/s/ OGIER
OGIER